EXCLUSIVE  COGENERATION  COMMERCIAL
DISTRIBUTOR-DEALER  MARKETING  LICENSE  AGREEMENT
          BETWEEN
          X  Y  Z  Corporation
          AND
POWER  SAVE  INTERNATIONAL,  INC.
*  CoGenAirHeat  Systems

This Agreement made and entered into this 1st day of April 1998, by and between Power Save International, Inc., a Nevada corporation, herein referred to as "Licensor"), and X Y Z Corporation and/or their assigns or affiliates, (hereafter referred to as "Licensee"). RECITATIONS

The Licensor has developed an Exclusive Marketing Concept for the cogeneration field of use market, hereafter called (CoGenAirHeat), consisting of utilizing engines, compressors and/or generators. They are incorporated as part of what is defined as: natural gas, L.P., or diesel fueled, engine driven, integrated fail-safe, compressor, generator modules and related cogeneration equipment. The parties are desirous of entering into this Marketing Licensing Agreement for the purpose of granting to Licensee certain rights on the terms and conditions hereinafter set forth. Therefore, in consideration of the mutual covenants and promises hereafter exchanged, the parties do hereby agree as follows:

     1.  The  Licensor  represents  it is the sole  and  exclusive  owner of the
CoGenAirHeat System Process and Marketing Plan thereof, and all rights pertaining thereto, and has filed Disclosures of Invention with the U.S. Patent Office.

     2. Licensee agrees and acknowledges that the features which the CoGenAirHeat Systems incorporate, are the result of technological development by Licensor and its principals, and that such development and features are solely the intellectual property of the Licensor. The Licensee, for itself, its officers and employees, agrees not to infringe on, or appropriate in any way Licensor's patents, trade secrets, or rights to such property.

     3. The Licensee represents and warrants that it will assign a person to work with the Licensor, has the installation and service facilities and is financially capable to effectively install, service and utilize the CoGenAirHeat Systems for their clients in accordance with the terms of this Agreement.

The  Patent  Protection  In  Process

As part of this licensing structure, Licensor agrees to utilize its expertise and staff on behalf of` the Licensee as they are required, and as the growth of the Licensee's business dictates.

The Licensor has guaranteed Licensee, Exclusive Representation of Licensor's Systems. As a consideration of such, Licensee hereby agrees that it shall not market any other similar Systems, or attempt to assemble systems itself, or through any other affiliate companies, which could be considered to be in the same Field Of Use as the Licensor's products, without the express written permission of the Licensor.

Subject to the terms and condition of this agreement, the Licensee shall have and is hereby granted the exclusive right to distribute, sell, and install the commercial CoGenAirHeat Systems.

5. The Licensee shall have the right to modify the process as may be required, provided the Licensor shall approve such modifications in writing, and shall have the rights to the use of all such modifications, revisions, supplements and/or alterations in the process without cost or charge during or following the expiration, cancellation 4r termination of this Agreement.


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6. Licensor shall furnish to Licensee basic  information  necessary for Licensee to implement marketing the CoGenAirHeat Systems. The Licensor is responsible for supplying the proposals, feasibility studies, systems and pricing to the Licensee and a purchase order to fund the products to be sold under the terms of this Agreement.

7. Licensee hereby agrees to pay an initial consulting fee weekly retainer of _____ to Licensor. Based upon achieving a to be agreed level. of sales, the weekly consultant fee will be increased to weekly. Said retainer shall partially cover the expenses of the Licensor in establishing the Marketing Program for the Licensor. While deemed generally unnecessary, traveling when and if requested at the request of the Licensee would be on a per diem basis and at the expense of the Licensee.

8. The License granted hereunder shall not be assignable or transferable in whole or in part without Licensor's prior written consent, and then only if Licensor is a participant in any such Agreement and receives the protection of its ideas, property, and property rights as set forth in this agreement.

9. The terms of this Agreement shall be for a period of ten years from the date of execution by both parties. This License and any renewals thereof may be cancelled, upon or by reason of one or more of the following occurrences or conditions:

a. Failure of Licensee or the Licensor to use its best efforts to promote, and sell the products covered by this Agreement and as agreed by the parties.

b. Default, by the Licensee or Licensor, in any of the material terms and conditions of this Agreement, including, but not limited to timely payment of all sums due or coming due to the Licensor.

a. The bankruptcy, insolvency, or sale of the assets of the Licensee or Licensor.

d. By mutual consent of the parties.

e. By either party, in the event of a breach of any of the material terms of this Agreement, or the breach of any of material warranties or representations made each to the other.

10. Thirty days written notice of cancellation must be provided to the other party. Any notice required under this Agreement shall be deemed to be effective with signed receipt. Licensor and Licensee mutually agree that, subject to the performance of conditions herein set forth by both parties, the exclusive term of this Agreement shall continue in full force and effect for a period of one year from the date hereof, and from year to year thereafter, for a total period of 10 years.

If mutually agreed by the parties, this agreement can be renewed for an additional 10 years.

This agreement is entered into by Licensee as an independent entity and will in no way make them employees, agents, servants, partners, or joint venturers unless by separate written Agreement covering any changes in the relationship in whole or part.

11. This Agreement shall be automatically renewed for an additional term of ten years, unless Licensee has given written notice to Licensor of its intention not to renew, no less than 90 (ninety) days in advance of the expiration of the first ten year term.


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12. The  Licensee  shall have all  pertinent  personnel  execute an Agreement of
Confidentiality and will not transfer, assign, or make available to others, plans, drawings, or information licensed to it by Licensor hereunder, except on a need to know basis, and shall undertake to protect the proprietary rights of the Licensor from infringement, copying, or the unauthorized use by others, and shall exercise all reasonable diligence in protecting the confidentiality of the process and any revisions or modifications thereof.

12. A. Termination: Unless this Agreement is Terminated by the parties in a mutually agreed manner, the Licensee will hold confidential and not utilize the information and procedures provided by Licensor for a period of three (3) years from the date of termination.

IT IS UNDERSTOOD AND AGREED THEREOF BY THE UNDERSIGNED'S SIGNATURE BELOW, THAT ANY BREACH OF THIS AGREEMENT SHALL SUBJECT THE UNDER- SIGNED TO LEGAL REMEDIES FOR ACTUAL AND COMPENSATORY DAMAGES.

13. Any dispute between the parties to this Agreement shall be resolved by statutory arbitration pursuant to the Florida Arbitration Code, except that arbitration shall be by a panel of three persons selected as follows: One arbitrator shall be selected by the Licensee; one arbitrator shall be selected by the Licensor; are added third arbitrator shall be agreed upon and selected by the two arbitrators.

The venue as to any such hearing, or any litigation between the parties to this Agreement, shall be Dade County, Florida, unless as otherwise mutually agreed, and shall be governed by Florida law.

14. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the rest of the Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Licensor reserves the right to assign this Agreement and Licensee will receive notice of any assignment.

15. Licensee agrees to hold Licensor harmless for Licensee's business activities. The Licensee also agrees to hold Licensor harmless for any and all representations and claims that he or his sales representatives make to prospective clients unless those claims have been made in writing by the Licensor.

IN WITNESS WHEREOF, the parties to this License Agreement have executed this Agreement on the day and year first above written. Signed, sealed and delivered in the presence of:

Witnesses  by:
Date
By  Power  Save  International,  Inc.
Date
X  Y  Z  Corporation,  Title


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